Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Nick Hengst
+1.414.906.7356
nicholas.hengst@manpowergroup.com

ManpowerGroup Reports 1st Quarter 2023 Results

•
Revenues of $4.8 billion (-8% as reported, -2% constant currency (CC))
•
Gross profit margin of 18.2%, up 80 basis points year over year reflecting continued strong pricing discipline and increased outplacement activity in Right Management
•
Manpower, Experis and Talent Solutions revenues experienced modest organic CC declines in the quarter driven by the environment in the U.S. and Europe
•
Free Cash Flow of $111 million; Repurchased $30 million of common stock
•
Strong Balance Sheet positions us well in an uncertain environment

MILWAUKEE, April 20, 2023 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $1.51 per diluted share for the three months ended March 31, 2023 compared to $1.68 per diluted share in the prior year period. Net earnings in the quarter were $77.8 million compared to $91.6 million a year earlier. Revenues for the first quarter were $4.8 billion, an 8% decrease from the prior year period.

The current year quarter included restructuring costs which reduced earnings per share by $0.10 in the first quarter. Excluding these costs, earnings per share was $1.61 per diluted share in the quarter representing a decrease of 7% in constant currency.[1]

Financial results in the quarterwere also impacted by the strongerU.S. dollar relativeto foreign currencies comparedto the prior year period, resulting in a 14 cent negative impact to earnings per share in the quarter compared to the prior year. On a constant currency basis, revenues decreased 2% compared to the prior year period.

Days Sales Outstanding improved by 0.5 days year over year reflecting continued focus on collections and working capital efficiency.

[1] The prior year period included acquisition integration costs from our U.S. Experis acquisition and the net loss related to the sale of our Russia business which reduced earnings per share by $0.20 which are also excluded when determining the year over year trend.

Jonas Prising, ManpowerGroup Chairman & CEO, said, “Our first quarter results reflect a challenging operating environment in the U.S. and Europe. Despite a softening demand environment for our brands, labor markets remained strong during the first quarter. Employers are intent on holding on to the staff they have and are hiring new talent more selectively at a measured pace. We continue to adjust our cost base in the parts of our business where demand has decreased. Our steadfast commitment to our Diversification, Digitization and Innovation initiatives positions us for improved growth when economic conditions strengthen.

We anticipate diluted earnings per share in the second quarter will be between $1.58 and $1.68, which includes an estimated unfavorable currency impact of 3 cents.”

In conjunction with its first quarter earnings release, ManpowerGroup will host a conference call live online on April 20, 2023 at 7:30 a.m. central time (8:30 a.m. eastern time). Prepared remarks for the conference call, webcast details, presentation and recordings are included within the Investor Relations section of manpowergroup.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for 75 years. We are recognized consistently for our diversity – as a best place to work for Women, Inclusion, Equality, and Disability, and in 2023 ManpowerGroup was named one of the World's Most Ethical Companies for the 14th time – all confirming our position as the brand of choice for in-demand talent. For more information, visit www.manpowergroup.com.

Forward-Looking Statements

This press release contains statements, including statements regarding economic uncertainty, financial outlook, labor demand, geopolitical risk and uncertainty, the Company’s strategic initiatives and technology investments, and the future performance of our brands and businesses, including in certain regions and countries, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors. These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2022, which information is incorporated herein by reference.

The Company assumes no obligation to update or revise any forward-looking statements. We reference certain non-GAAP financial measures, which we believe provide useful information for investors. We include a reconciliation of these measures, where appropriate, to GAAP on the Investor Relations section of our website at manpowergroup.com.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2023	2022	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,752.3	$5,143.3	-7.6%	-2.2%
Cost of services	3,889.2	4,246.2	-8.4%	-2.9%
Gross profit	863.1	897.1	-3.8%	1.3%
Selling and administrative expenses	745.2	758.4	-1.7%	2.9%
Operating profit	117.9	138.7	-15.0%	-7.4%
Interest and other expenses, net	7.5	2.7	180.4%
Earnings before income taxes	110.4	136.0	-18.8%	-11.5%
Provision for income taxes	32.6	44.4	-26.5%
Net earnings	$77.8	$91.6	-15.1%	-7.4%
Net earnings per share - basic	$1.53	$1.71	-10.6%
Net earnings per share - diluted	$1.51	$1.68	-10.4%	-2.3%
Weighted average shares - basic	50.9	53.6	-5.0%
Weighted average shares - diluted	51.6	54.4	-5.2%
(a)
Revenues from services include fees received from our franchise offices of $3.9 million and $3.6 million for the three months ended March 31, 2023 and 2022, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $250.2 million and $265.2 million for the three months ended March 31, 2023 and 2022, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2023	2022	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$770.0	$889.4	-13.4%	-13.4%
Other Americas	360.2	361.8	-0.4%	11.8%
	1,130.2	1,251.2	-9.7%	-6.1%
Southern Europe:
France	1,169.3	1,192.4	-1.9%	2.5%
Italy	422.2	445.0	-5.1%	-0.8%
Other Southern Europe	476.4	556.5	-14.4%	-10.3%
	2,067.9	2,193.9	-5.7%	-1.4%
Northern Europe	967.6	1,094.5	-11.6%	-3.9%
APME	605.9	618.2	-2.0%	7.3%
	4,771.6	5,157.8
Intercompany Eliminations	(19.3)	(14.5)
	$4,752.3	$5,143.3	-7.6%	-2.2%
Operating Unit Profit:
Americas:
United States	$31.1	$58.3	-46.7%	-46.7%
Other Americas	17.5	14.5	21.0%	37.2%
	48.6	72.8	-33.2%	-30.0%
Southern Europe:
France	44.9	49.6	-9.4%	-5.7%
Italy	30.7	29.0	5.9%	10.6%
Other Southern Europe	14.3	16.6	-14.3%	-9.1%
	89.9	95.2	-5.6%	-1.3%
Northern Europe	5.0	3.3	53.6%	107.7%
APME	21.1	19.0	11.5%	23.9%
	164.6	190.3
Corporate expenses	(37.9)	(42.0)
Intangible asset amortization expense	(8.8)	(9.6)
Operating profit	117.9	138.7	-15.0%	-7.4%
Interest and other expenses, net (b)	(7.5)	(2.7)
Earnings before income taxes	$110.4	$136.0

(a) In the United States, revenues from services include fees received from our franchise offices of $3.2 million and $2.9 million for the three months ended March 31, 2023 and 2022, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $99.3 million and $110.8 million for the three months ended March 31, 2023 and 2022, respectively.

(b) The components of interest and other expenses, net were:

	2023	2022
Interest expense	$18.7	$10.4
Interest income	(8.1)	(2.8)
Foreign exchange loss, net	3.1	1.8
Miscellaneous income, net	(6.2)	(6.7)
	$7.5	$2.7

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$706.7	$639.0
Accounts receivable, net	4,773.2	5,137.4
Prepaid expenses and other assets	178.0	158.0
Total current assets	5,657.9	5,934.4
Other assets:
Goodwill	1,631.7	1,628.1
Intangible assets, net	541.4	549.5
Operating lease right-of-use asset	381.8	365.7
Other assets	566.4	540.5
Total other assets	3,121.3	3,083.8
Property and equipment:
Land, buildings, leasehold improvements and equipment	595.1	584.9
Less: accumulated depreciation and amortization	484.7	472.7
Net property and equipment	110.4	112.2
Total assets	$8,889.6	$9,130.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,662.4	$2,831.4
Employee compensation payable	200.0	271.7
Accrued liabilities	576.7	572.6
Accrued payroll taxes and insurance	694.8	746.7
Value added taxes payable	429.1	462.7
Short-term borrowings and current maturities of long-term debt	16.6	26.6
Total current liabilities	4,579.6	4,911.7
Other liabilities:
Long-term debt	972.4	959.9
Long-term operating lease liability	282.6	266.6
Other long-term liabilities	545.6	534.1
Total other liabilities	1,800.6	1,760.6
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,490.6	3,484.2
Retained earnings	3,946.3	3,868.5
Accumulated other comprehensive loss	(451.6)	(458.7)
Treasury stock, at cost	(4,488.1)	(4,447.9)
Total ManpowerGroup shareholders' equity	2,498.4	2,447.3
Noncontrolling interests	11.0	10.8
Total shareholders' equity	2,509.4	2,458.1
Total liabilities and shareholders' equity	$8,889.6	$9,130.4

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2023	2022
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$77.8	$91.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21.0	21.3
Loss on sale of a subsidiary	—	8.0
Deferred income taxes	18.2	2.4
Provision for doubtful accounts	0.1	2.8
Share-based compensation	5.1	10.6
Changes in operating assets and liabilities:
Accounts receivable	398.0	(96.9)
Other assets	(37.3)	(17.1)
Other liabilities	(358.3)	47.9
Cash provided by operating activities	124.6	70.6
Cash Flows from Investing Activities:
Capital expenditures	(13.2)	(19.4)
Proceeds from the sales of subsidiaries and property and equipment	—	0.8
Cash used in investing activities	(13.2)	(18.6)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(10.7)	(3.7)
Repayments of revolving debt facility	—	(25.0)
Proceeds from long-term debt	0.2	0.7
Repayments of long-term debt	(0.2)	—
Proceeds from share-based awards	1.7	0.3
Other share-based award transactions	(9.8)	(8.2)
Repurchases of common stock	(30.0)	(59.9)
Cash used in financing activities	(48.8)	(95.8)
Effect of exchange rate changes on cash	5.1	(26.7)
Change in cash and cash equivalents	67.7	(70.5)
Cash and cash equivalents, beginning of period	639.0	847.8
Cash and cash equivalents, end of period	$706.7	$777.3